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EXHIBIT 99.2

HEALTHCARE REALTY
TRUST INCORPORATED

Dividend Reinvestment Plan Enrollment Authorization Form





                           NOTE: This is not a Proxy

Please check only one box below: ([X]). If you do not check any box, then FULL DIVIDEND REINVESTMENT will be assumed.


[ ]  FULL DIVIDEND REINVESTMENT: Reinvest all dividends for this account.

[ ] PARTIAL DIVIDEND REINVESTMENT: Send any dividends in cash on ________* whole shares and reinvest any remaining dividends.
     *Cannot be greater than the total number of certificated and/or book-entry shares that may hereafter be registered in your name.

[ ]  ALL CASH (NO DIVIDEND REINVESTMENT): All dividends will be paid in cash.

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     BY SIGNING THIS FORM, I ACKNOWLEDGE THAT I HAVE RECEIVED AND READ THE PLAN
     DOCUMENT AND AGREE TO ABIDE BY THE TERMS AND CONDITIONS OF THE PLAN.
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Signature(s) of Registered Owner(s) - all registered owners MUST sign     Date




                             -  Detach Form Here  -


        PLEASE READ CAREFULLY BEFORE SIGNING. TEAR ALONG PERFORATION AND
         RETURN THE TOP PORTION TO EQUISERVE IN THE ENVELOPE PROVIDED.
                  KEEP THE BOTTOM PORTION FOR YOUR REFERENCE.


                             INVESTMENT OPTIONS FOR
        HEALTHCARE REALTY TRUST INCORPORATED DIVIDEND REINVESTMENT PLAN


FULL DIVIDEND REINVESTMENT - The dividends on all Healthcare Realty Trust Incorporated shares for this account, including shares credited to your account under the Plan, will be invested to purchase additional shares. You may also invest by making optional cash payments of at least $25 to an annual maximum of $60,000.

PARTIAL DIVIDEND REINVESTMENT - The dividends on less than all Healthcare Realty Trust Incorporated shares for this account may be reinvested in the Plan. For example, if you own 300 shares and want to receive cash dividends on 100 shares, check the "Partial Dividend Reinvestment" box and write 100 on the blank line. (The cash dividends you wish to receive must be on full shares.) Dividends on the remaining 200 shares will be reinvested to purchase additional shares. You may also invest by making optional cash payments of at least $25 to an annual maximum of $60,000.

ALL CASH (NO DIVIDEND REINVESTMENT) - You may make optional cash payments of at least $25 to an annual maximum of $60,000 without reinvesting dividends on the shares you hold. Any shares purchased through optional cash payments will be credited to your account under the Plan. Dividends on all Healthcare Realty Trust Incorporated shares credited to your account under the Plan will be paid to you in cash automatically.

QUESTIONS - If you have any questions, please write to Healthcare Realty Trust Incorporated, c/o EquiServe at P.O. Box 43010, Providence, RI 02940-3010 or call toll-free: 1-800-626-8729.

Your participation in the Plan is subject to the terms set forth in the accompanying Prospectus. You may terminate participation in the Plan at any time by contacting the Plan Agent.

DO NOT RETURN THIS FORM UNLESS YOU INTEND TO PARTICIPATE IN THE PLAN SINCE THIS FORM AUTHORIZES EQUISERVE TO ENROLL YOUR ACCOUNT IN THE PLAN. IF THIS FORM IS SIGNED BUT NO BOX IS CHECKED, YOU WILL BE ENROLLED IN THE PLAN UNDER THE FULL DIVIDEND REINVESTMENT OPTION.




                                                               Healthcare Realty
                                                              Trust Incorporated
                                                                          Z1188A
                                                                             v.1
                                                                  orig. 09/22/03
                                                                        09/22/03